Exhibit 8.1
Bogotá D.C. June 24, 2011
GPZ-0459-11
Bancolombia S.A.,
     Carrera 48 #26-85,
     Avenida Los Industriales
     Medellín, Colombia
Ladies and Gentlemen:
     We have acted as special Colombian counsel of Bancolombia S.A., a corporation organized as a sociedad anónima under the laws of the Republic of Colombia (the “Bank”), in connection with the with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Bank with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), as amended, relating to the issuance by the Bank of (i) US$520,000,000 of 4.250% Senior Notes Due 2016 (the “New 2016 Notes”) which are being offered in exchange for the US$520,000,000 4.250% Senior Notes due 2016 that were issued on January 12, 2011(the “Old 2016 Notes”); and (ii) US$1,000,000,000 of 5.950% Senior Notes due 2021 (the “New 2021 Notes” and collectively with the New 2016 Notes, the “New Notes”), which are being offered in exchange for the US$1,000,000,000,000 5.590% Senior Notes due 2021 that were issued on June 3, 2011 (the “Old 2021 Notes” and collectively with the Old 2016 Notes, the “Old Notes”).
     We hereby confirm to you that our opinion is as set forth under the heading “Tax considerations — Colombian Tax Considerations” in the Registration Statement relating to the offering of the New Notes, subject to the limitations set forth therein.
     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
GOMEZ-PINZON ZULETA ABOGADOS S.A.